Exhibit 5.1

RICHARDSON & PATEL
10900 Wilshire Blvd.
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

April 28, 2006

Foldera, Inc.
17011 Beach Boulevard
Huntington Beach, CA 92647

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Foldera, Inc., a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission (the “Commission”) on Form SB-2 relating to the public sale of 8,655,366 shares of the Company’s common stock, par value $0.001 (the “Shares”) offered for public resale by certain selling shareholders. The Shares consist of the following:

(a)	6,565,475 shares of Common Stock of the Company, and
(b)	2,222,391 shares of Common Stock of the Company issuable upon the exercise of outstanding warrants (the “Warrants”).

As your counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion, and, as to certain factual matters, we have relied on an Officers’ Certificate from the Company. We have not undertaken any independent investigation to determine the existence or nonexistence of the facts set forth in that Officers’ Certificate, and no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of the Company in this or other matters. With respect to securities issued by the Company before such time as we acted as the Company’s counsel, we have relied solely upon a review of the documents produced by the Company and the above-referenced Officers’ Certificate, and we expressly disclaim any undertaking to ascertain any differences that may exist with respect to securities that may have been issued in such transactions. We have also assumed that all conversions or exercises of derivative securities and all anti-dilution adjustments were done in accordance with the terms of the subject security.

Based on these examinations, assumptions and the factual information provided to, and relied upon by, us, it is our opinion that (1) the Shares to be sold by selling stockholders described above in clause “(a)” will be validly issued, fully paid and non-assessable and (2) the Shares described above in clause “(b)” will be validly issued, fully paid and non-assessable when issued in accordance with the terms of the Warrants.

Foldera, Inc.
April 28, 2006

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act, or the General Rules and Regulations of the
Commission.

/s/ Richardson & Patel LLP

RICHARDSON & PATEL LLP